Exhibit 99.1

Contact:
Susan Ferris
Investor Relations
650-266-3200

CELL GENESYS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA, November 1, 2007—Cell Genesys, Inc. (Nasdaq: CEGE) today reported financial results for the third quarter ended September 30, 2007. The company reported a net loss of $34.5 million, or $0.46 per fully diluted share, for the third quarter of 2007, compared with a net loss of $28.8 million, or $0.57 per fully diluted share, in the corresponding period of 2006.

The company’s research and development costs were $28.6 million for the third quarter of 2007 compared to $23.2 million for the corresponding period in 2006. The increase is primarily due to expenses related to the ongoing Phase 3 clinical trials of GVAX immunotherapy for prostate cancer, the company’s lead product development program. General and administrative expenses were $5.1 million for the third quarter of 2007 compared to $4.3 million for the corresponding period in 2006. This increase is primarily attributed to an increase in infrastructure costs associated with product development and other business activities.

As of September 30, 2007, Cell Genesys had $161.9 million in cash, cash equivalents and short-term investments compared to $154.1 million at December 31, 2006. The ending third quarter balance reflects gross proceeds raised since the beginning of 2007, including $29.2 million raised from the company’s Committed Equity Financing Facilities (CEFF) with Kingsbridge Capital Limited, and $60.0 million raised from a registered direct offering in the second quarter.

“During the third quarter we continued to make progress in our GVAX immunotherapy for prostate cancer program both with respect to preparing for the interim analysis of our now fully enrolled VITAL-1 Phase 3 clinical trial and our continuing recruitment into our ongoing VITAL-2 Phase 3 clinical trial,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “At the same time we continue to maintain balance sheet strength to allow us to advance our product development programs.”

Third Quarter and Other Recent Highlights

•	Announced completion of the recruitment of over 600 patients into VITAL-1, the first of two ongoing clinical trials of GVAX immunotherapy for prostate cancer. The multi-center, randomized, controlled Phase 3 study in advanced prostate cancer will compare GVAX™ cancer immunotherapy to Taxotere® (docetaxel) chemotherapy plus prednisone in hormone refractory prostate cancer (HRPC) patients with metastatic disease. The primary endpoint of the trial is an improvement in survival. The company estimates the timing of the pre-planned interim analysis from the VITAL-1 trial to be in 2008, probably in the first half of the year, and that there will be a sufficient number of events required for the final analysis to follow sometime later in 2009.

•	Published in the July 1, 2007 issue of Clinical Cancer Research final clinical data for GVAX immunotherapy for prostate cancer from the first of two independent, multi-center Phase 2 clinical trials, which combined involved approximately 115 patients. Data from these two trials showed a median survival of 34.9 months and 35.0 months, respectively, for the patients who received doses comparable to the Phase 3 dose. These results exceeded the predicted survival of 22.5 months and 22.0 months, respectively, as determined by a seven point patient disease characteristic nomogram. Moreover, as previously reported, the safety profile of GVAX immunotherapy for prostate cancer in Phase 2 clinical trials to date compares favorably with that reported for chemotherapy. Results from both studies also compare favorably to the previously published median survival of 18.9 months for metastatic HRPC patients treated with Taxotere chemotherapy plus prednisone, the current standard of care. The ongoing Phase 3 program is designed to confirm a potential survival benefit and safety profile for GVAX immunotherapy for prostate cancer.

•	Received net proceeds of $16.7 million from the sale of 4.9 million shares of Cell Genesys common stock under the 2007 CEFF, during the three months ended September 30, 2007.

Please visit the investor section of the Cell Genesys website for a list of upcoming investor conferences.

Cell Genesys will host its quarterly conference call at 2:00 p.m. PT on Thursday, November 1, to discuss events that occurred during the third quarter of 2007. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for at least 72 hours following the call. Please refer to reservation number 883863.

About Cell Genesys

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX™ cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, regulatory requirements and the regulatory approval process for clinical trials, manufacture and commercialization of the company’s products, competitive technologies and products, patents, the need for and reliance on partnerships with third parties, and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 1, 2007 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

— FINANCIAL CHARTS TO FOLLOW —

SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenue	$2	$52	$1,278	$1,274
Operating expenses:
Research and development	28,629	23,196	77,674	71,713
General and administrative	5,114	4,335	15,141	13,631

Total operating expenses	33,743	27,531	92,815	85,344

Loss from operations	(33,741)	(27,479)	(91,537)	(84,070)
Other income (expense):
Gain on sale of Abgenix, Inc. common stock	—	—	—	62,677
Gain (loss) on sale of property and equipment	(75)	—	1,309	—
Interest and other income	1,982	2,082	6,102	5,407
Interest expense	(2,580)	(2,614)	(7,761)	(7,858)

Income (loss) before income taxes	(34,414)	(28,011)	(91,887)	(23,844)
Income tax benefit (provision)	(124)	(790)	26,009	(28,835)

Net loss	$(34,538)	$(28,801)	$(65,878)	$(52,679)

Basic and diluted net loss per common share	$(0.46)	$(0.57)	$(0.96)	$(1.10)

Weighted average shares of common stock outstanding – basic and diluted	74,673	50,782	68,882	47,695

CONSOLIDATED BALANCE SHEET DATA
(in thousands)			Sept. 30,	Dec. 31,
			2007	2006

			(unaudited)	Note 1
Cash, cash equivalents and short-term investments, including restricted cash			$161,881	$154,074
Prepaid expenses and other current assets			3,563	3,481
Property and equipment, net			120,746	129,643
Unamortized debt issuance costs and other assets			3,346	3,969

Total assets			$289,536	$291,167

Other current liabilities			$20,230	$15,904
Current portion of accrued income taxes			—	35,410
Other liabilities			3,304	2,851
Non-current portion of accrued income taxes			6,068	—
Non-current portion of capital lease obligation			47,118	48,475
Convertible senior notes			145,000	145,000
Stockholders’ equity			67,816	43,527

Total liabilities and stockholders’ equity			$289,536	$291,167

Note 1. Derived from audited financial statements.

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